Exhibit 99.1

January 26, 2021

Attached Service List

(Via Email Only)

Re:         Mountain Valley Pipeline Project

LRH-2015-00592-GBR; LPR-2015-798; NAO-2017-0898

FERC Dockets Nos. CP16-10 and CP21-12

To Service List:

Mountain Valley Pipeline, LLC (“Mountain Valley”) submits this letter to provide an update on the status of the Mountain Valley Pipeline Project (“Project”) and outline several actions Mountain Valley intends to take to expedite the orderly completion of the Project.

There remains a critical need to complete the Project promptly to meet the natural gas needs of industrial, utility, and other consumers that are relying on Mountain Valley for natural gas. Mountain Valley has worked diligently to resolve the legal, regulatory, and permitting challenges necessary to achieve the completion of construction and minimize its overall impact on the environment.

Although the Project has been largely constructed, substantial segments of the right-of-way remain disturbed but temporarily stabilized. Mountain Valley cannot permanently restore the soils and vegetation on these segments of the right-of-way until construction is complete. We have also heard from many landowners along the route who have suffered from the delays caused by ongoing legal challenges that they want Mountain Valley to complete the construction, achieve final restoration and return their lands for their private use. Therefore, the best environmental outcome for water quality, aquatic and terrestrial habitat, and the interests of landowners in the vicinity of the Project is for construction to be completed as soon as possible. We believe that the recent issuance of the Biological Opinion and the authorizations for completing work in the Jefferson National Forest support the timely resolution of remaining regulatory proceedings.

Approvals to cross streams and wetlands are the only major regulatory authorizations outstanding. Mountain Valley firmly believes that the respective Nationwide Permit 12 verifications issued by the United States Army Corps of Engineers’ Huntington, Pittsburgh, and Norfolk Districts (“Corps”) in September 2020, were lawful and that the pending legal challenges to those verifications are unfounded. In November 2020, Mountain Valley submitted a request to the Federal Energy Regulatory Commission (“FERC”) in Docket No. CP21-12 to authorize trenchless crossings in the first 77 miles of the project, which remains pending.

Mountain Valley Letter to USACOE, FERC, WVDEP and VDEQ

January 26, 2021

Regardless of the legal efficacy of the above-pending actions, Mountain Valley has evaluated the timing, resources and Project-related impacts required to rely on or further pursue these authorizations and has concluded that the most efficient and effective path to Project completion is to seek a comprehensive review of all outstanding water body and wetland crossings by contemporaneously submitting new permit and certificate amendment applications to the Corps and FERC, respectively.

Mountain Valley intends to submit a joint application package to the Corps’ Huntington, Pittsburgh, and Norfolk Districts requesting an individual permit to implement open cut techniques for certain water bodies and wetlands under Section 404 of the Clean Water Act and will address streams regulated by Section 10 of the Rivers and Harbors Act. Throughout the process of permitting and building the Project, Mountain Valley has continually sought to minimize its environmental footprint and implement best practices. Those efforts will be reflected in the forthcoming application, which will include a detailed evaluation of the practicable methods to avoid and minimize aquatic and terrestrial impacts through thoughtful, objective, and consistent environmentally based decisions, and sound construction practices.

Concurrent with the submission of the individual permit application to the Corps, Mountain Valley intends to submit a new certificate amendment application to FERC. This application will encompass all remaining crossings for the full project route not included in the individual permit application and seek authorization to change the crossing method for certain water bodies and wetlands from previously approved open cut techniques to trenchless methods as well as any other FERC approvals necessary to complete the Project. Mountain Valley intends to withdraw its existing application in Docket No. CP21-12.

Mountain Valley believes these concurrent and comprehensive submissions will allow the Corps and FERC to coordinate their respective technical and environmental reviews of the proposed Project changes efficiently and avoid unnecessary duplication of effort. Mountain Valley also believes the time and resource necessary to complete these reviews should be minimized by the fact that the forthcoming submissions will consist primarily of minor changes to construction practices that address the environmental impacts the Corps and FERC have already considered.

In preparation for the application to the Districts, Mountain Valley will notify the West Virginia Department of Environmental Protection (“WVDEP”) and the Virginia Department of Environmental Quality (“VDEQ”) of its intent to request water quality certifications under Section 401 of the Clean Water Act. No sooner than thirty (30) days from the date of those notices, Mountain Valley will submit water quality certification requests to WVDEP and VDEQ, with copies to the Districts. Mountain Valley will work closely with WVDEP and VDEQ to provide any information needed to make certification decisions within a reasonable period as determined by the Corps. Similar to the federal agencies, the amount of state resources necessary complete these reviews should be minimized by the fact that the forthcoming submissions will build upon the applications previously considered by the respective state agencies.

Mountain Valley Letter to USACOE, FERC, WVDEP and VDEQ

January 26, 2021

To facilitate the Districts’ review of the forthcoming application Mountain Valley will request that the Corps’ Huntington, Pittsburgh, and Norfolk Districts administratively revoke the previously issued Nationwide Permit 12 verifications for the Project when appropriate. At that point, we expect to seek dismissal of the existing litigation challenging those verifications as moot.

Mountain Valley acknowledges that Project opponents will likely challenge any regulatory action that achieves Project completion. While we may differ on certain issues, we believe that there is common ground for all stakeholders to agree that at this juncture, the best path forward for environmental protection and affected landowners is for the Project to be completed and for the remainder of the right-of-way to be restored as soon as possible. To that end, Mountain Valley welcomes the opportunity to work with any stakeholder in a productive manner to address environmental protection concerns and ensure that best practices are implemented to complete the Project. We repeat our invitation to engage in a constructive dialogue and remain committed to resolving stakeholder concerns.

If you have any questions, please contact me at tnormane@equitransmidstream.com.

Respectfully submitted,
MOUNTAIN VALLEY PIPELINE, LLC
by and through its operator,
EQM Gathering Opco, LLC
By:

/s/ Todd Normane

Todd Normane
Deputy General Counsel

cc:     FERC Dockets CP16-10 and CP21-12

Mountain Valley Letter to USACOE, FERC, WVDEP and VDEQ

January 26, 2021

Service List

Via Email Only

Michael E. Hatten, USACOE

Scott A. Hans, USACOE

William T. Walker, USACOE

Terry L. Turpin, FERC

Harold Ward, WVDEP

Kathy Emery, WVDEP

Scott Mandirola, WVDEP

Brian Bridgewater, WVDEP

David Paylor, VDEQ

Melanie Davenport, DEQ

David Davis, DEQ